Exhibit 99.1

November 1, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Medirom Healthcare Technologies Inc. (the “Company”). We have read the Company’s disclosure set forth in the Registration Statement under “Changes in Registrant’s Certifying Accountant” and are in agreement with the disclosure in such Registration Statement, insofar as it pertains to our firm.

Sincerely,

/s/ Squar Milner LLP